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                    July 13, 2020

       Benjamin Schlater
       Chief Financial Officer
       FERRO CORPORATION
       6060 Parkland Boulevard
       Suite 250
       Mayfield Heights, Ohio 44124

                                                        Re: FERRO CORPORATION
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Form 8-K
                                                            Filed March 2, 2020
                                                            File No. 1-00584

       Dear Mr. Schlater :

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences